EXHIBIT 10.1
Dear Steve,

Congratulations on your promotion to Chief Financial Officer reporting to me starting on June 14, 2021.

As an, exempt employee, your base salary will be $450,000 per annum, paid semi-monthly (paid one week in arrears).

You will be eligible to participate in the Annual Performance Incentive Plan (APIP) with a target bonus equal to 75% of your base salary. For calendar year 2021, bonus changes during the year will be prorated for the period of active employment based on the number of days in each role. Subject to the terms and conditions of the APIP, business and individual performance are generally key factors in determining payouts.

Subject to the terms and conditions of Conduent’s Long Term Incentive Plan (LTIP), you will be recommended to receive a one-time LTIP award in the amount of $275,000. If approved, your award will be issued on the next available grant date of June 30, 2021.

Subject to the terms and conditions of Conduent's Long Term Incentive Plan (LTIP), your new role is eligible to participate in the LTIP for 2022 and you will be recommended to receive an LTIP award in 2022 for a targeted amount of $620,000. If approved, your award will be issued on the annual grant date in 2022.

We also want to take this opportunity to confirm that except for the changes noted above, the terms and condition of your employment remained the same, including your at will employment status.

Sincerely,

Conduent, Inc.

/s/ Cliff Skelton
By: Cliff Skelton

I agree to and accept this change:

/s/ Stephen Wood__
Stephen Wood

May 5, 2021_______________
Date